Exhibit 99.1

Build-A-Bear Workshop, Inc. Revises Second Quarter and Fiscal Year Outlook

    ST. LOUIS--(BUSINESS WIRE)--June 14, 2007--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive, entertainment retailer of customized stuffed animals, today said that based on its net sales results for the ten week period ended June 9, 2007, it now expects earnings per diluted share for the second quarter (the 13 weeks ending June 30, 2007) to be in the range of $0.07 to $0.10. The company had previously said that it had expected to report second quarter earnings per diluted share of $0.15 to $0.19. Build-A-Bear Workshop reported earnings per diluted share of $0.15 for the second quarter 2006.

    The company said that the revised earnings guidance is primarily a result of North American comparable store sales in the negative 7% to 9% range. The prior guidance was based upon achieving comparable store sales in the flat to negative low-single digit range.

    "We were encouraged by our sales in April, the start of our second quarter, however recent sales trends have been below our expectations," said Maxine Clark, Build-A-Bear Workshop chairman and chief executive bear. "Our licensed product introductions, which based on our research were expected to have a balanced appeal to both girls and boys, actually appealed most strongly to boys who are a significant part of our customer base but not our core customer. While we supported these products with an aggressive integrated marketing campaign, inventory and strong in-store presentation, they ultimately did not perform as planned. We believe we can manage our inventory positions and continue to expect our strong store economic model to deliver top line and net income growth this year."

    The revised second quarter earnings outlook continues to take into account higher costs compared to the 2006 second quarter reflecting increased advertising expenses as a percentage of sales, performance-based bonus compensation expense, and language translation costs associated with store openings in Montreal and Puerto Rico in the second half of the year. Second quarter earnings outlook also continues to anticipate an operating loss from the United Kingdom operations; while the anticipated impact of expensing stock-based compensation is approximately $0.9 million pretax ($0.5 million net of tax or $0.03 per diluted share). The second quarter guidance includes a reduction in deferred revenue of approximately $0.3 million pretax ($0.2 million net of tax or $0.01 per diluted share) related to the company's frequent shopper program.

    Based upon the revised second quarter guidance, the company now expects its full year earnings per diluted share to be in the range of $1.55 to $1.65. This guidance includes a number of assumptions including North American comparable store sales in the negative mid-single digit range and the anticipated impact of expensing stock-base compensation of approximately $3.1 million pretax ($2.0 million net of tax or $0.10 per diluted share). The company had previously provided guidance in a range of $1.65 to $1.75. In fiscal year 2006, the company reported fully diluted earnings per share of $1.44.

    Build-A-Bear Workshop plans to release financial results for the second quarter on Thursday, July 26, 2007, before the opening of trading on the New York Stock Exchange.

    About Build-A-Bear Workshop, Inc.

    Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. Founded in St. Louis in 1997, the company currently operates more than 275 stores in the United States, Canada, the United Kingdom and Ireland. The addition of franchise stores in Europe, Asia and Australia make Build-A-Bear Workshop the leader in interactive retail. In November 2004, the company expanded the make-your-own concept from stuffed animals to dolls with the opening of its first friends 2B made(R) stores, where Guests can make their own doll friends. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $437 million in fiscal 2006. For more information, call 888.560.BEAR
(2327) or visit the company's award-winning Web sites at www.buildabear.com and www.friends2bmade.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent the Build-A-Bear Workshop's expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate comparable store sales growth; we may be unable to open new stores or may be unable to effectively manage our growth; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; we may be unable to realize some of the expected benefits of the acquisition of Amsbra and Bear Factory including making these operations profitable; customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; general economic conditions may deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; our market share could be adversely affected by a significant, or increased, number of competitors; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; the ability of our principal vendors to deliver merchandise may be disrupted; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; we may be unable to realize the anticipated benefits from our company-owned distribution center; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; and we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's filings with the SEC, including as described in the Company's annual report on Form 10-K for the fiscal year ended December 30, 2006. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

    CONTACT: Build-A-Bear Workshop, Inc.
             Investors:
             Molly Salky, 314-423-8000 ext. 5353
             or
             Media:
             Jill Saunders, 314-423-8000 ext. 5293